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                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Scott T. Macomber and Robert W. Horner III or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign a registration statement on Form S-3, and all amendments thereto, registering shares of the common stock, par value $.01 per share (the "Common Stock"), of Vitalink Pharmacy Services, Inc. ("Vitalink") issued in connection with the merger (the "Merger") of Vitalink into GranCare, Inc. ("GranCare") to (i) certain former affiliates of GranCare and (ii) shares of Common Stock issuable upon the exercise of Vitalink stock options issued to employees or former employees of GranCare in connection with the Merger, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully of or cause to be done by virtue hereof.



                                     /s/ Robert L. Parker
                                    ------------------------------------
                                    Robert L. Parker


                                    Date:  April 9, 1997
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